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Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Financial Officer
—or—
Heidi Gillette
Director, Investor Relations
(212) 594-2700

SL Green Realty Corp. Announces Private Offering of $500 Million of 3.00%
Exchangeable Senior Notes Due 2027

        New York, NY, March 20, 2007—SL Green Realty Corp. (NYSE: SLG) today announced that its subsidiary, SL Green Operating Partnership, L.P., has commenced a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, of $500 million aggregate principal amount of 3.00% Exchangeable Senior Notes due 2027, plus up to an additional $75 million aggregate principal amount of such notes that may be issued at the option of the initial purchaser within 30 days of the initial issuance of the notes.

        The notes will pay interest semiannually at a rate of 3.00% per annum and mature on March 30, 2027. The notes will have an initial exchange rate representing an exchange price that is at a 25.0% premium to the last reported sale price of the Company's common stock on March 20, 2007. The initial exchange rate is subject to adjustment under certain circumstances. The notes will be senior unsecured obligations of SL Green's Operating Partnership and will be exchangeable upon the occurrence of specified events, and during the period beginning on the twenty-second scheduled trading day prior to the maturity date and ending on the second business day prior to the maturity date, into cash or a combination of cash and shares of the Company's common stock, if any. The notes will be redeemable at the issuer's option on and after April 5, 2012. The issuer may be required to repurchase the notes on March 30, 2012, 2017 and 2022, and upon the occurrence of certain designated events. The closing of the sale of the notes is expected to occur on or about March 26, 2007. The net proceeds from the offering are estimated to be approximately $489.5 million, after deducting estimated fees and expenses. The proceeds of the offering will be used to repay certain of the Company's existing indebtedness, make investments in additional properties, making open market purchases of the Company's common stock and for general corporate purposes.

        This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of SL Green Realty Corp. in any jurisdiction. The notes and the shares of SL Green's common stock that may be issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State or other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable securities laws.

About SL Green Realty Corp.

        SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of March 1, 2007, the Company owned 33 New York City office properties totaling approximately 24 million square feet, making it New York's largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 24 suburban assets totaling 3.6 million square feet in Westchester County and Connecticut.

        To be added to the Company's distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

        This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company's control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.2
SL Green Realty Corp. Announces Private Offering of $500 Million of 3.00% Exchangeable Senior Notes Due 2027